Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of SL Green Realty Corp. for the registration of common stock and to the incorporation by reference therein of our reports dated February 26, 2021, with respect to the consolidated financial statements of SL Green Realty Corp., and the effectiveness of internal control over financial reporting of SL Green Realty Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York February 26, 2021